Exhibit 99.01

Pazoo Increases Its Stake In Harris Lee, LLC, A Company Formed To Set Up Medical Marijuana Testing Laboratories In The United States And Canada, To A 55% Controlling Interest

Whippany, N.J., October 29, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce it has acquired an additional 10% interest in Harris Lee LLC, for a total controlling interest of 55% in exchange for 150,000 preferred C shares, the equivalent of 15 million restricted common shares, of Pazoo Inc. Harris Lee, LLC was formed to potentially expand marijuana testing lab operations in other states outside of Nevada. The selling owners of Harris Lee, LLC could earn an additional 75,000 preferred C shares upon the opening of testing facilities in any state other than Nevada and a further 75,000 preferred C shares upon the opening of a second testing facility outside of Nevada.

Pazoo has increased its stake in Harris Lee, LLC because over the past two months we have received numerous inquiries to expand testing into other states which have legalized medical marijuana, and possibly expand into Canada. Harris Lee, LLC currently has no operations. Several of the states that have already legalized medical marijuana are now considering making testing for impurities and compounds mandatory. Considering that marijuana is used for medicinal purposes, it is expected that testing will become mandatory as is the case for over the counter and prescription medicines.

Pazoo, Inc. CEO David Cunic said, “We are extremely happy to announce this news and to have this partnership.  Our goal from the beginning was to expand our operations into states other than Nevada.  This partnership gives us the ability to do that.  We are very excited about these potential opportunities moving forward.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: October 29, 2014